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                                                                    EXHIBIT 2.1d



                                 PROMISSORY NOTE

$8,118,008

                                October 21, 1999

         1. Promise to Pay.

         The undersigned, Coach and Car Equipment Corp. ("Maker") promises to pay to the order of CCEC Capital Corp., in care of Simula, Inc, 2700 N. Central Avenue, Phoenix, Arizona 85004, Attn: Scott Huson, or its successors ("Coach and Car") the principal sum of Eight Million One Hundred Eighteen Thousand Eight Dollars ($8,118,008). The principal amount of this Note reflects a One Hundred Eighteen Thousand Eight Dollar ($118,008) addition for accrued interest through October 20, 1999 under that Promissory Note dated August 31, 1999.

         Coach and Car may transfer this Note, and Coach and Car or anyone who takes this Note by transfer and who is entitled to receive payments under this
Note is called the "Noteholder."

         2. Interest.

         Interest will be charged on the unpaid principal until the full amount is paid. Maker will pay interest at an annual rate of eight and one-half percent (8-1/2%), compounded annually. Interest shall be calculated on the basis of a 360-day year and shall be computed on the actual number of days elapsed.

         3. Payments.

         3.1 Interest for the first year of the Note will be added to the principal. Maker will make an initial payment of accrued interest on April 1, 2001. Thereafter, Maker will make semi-annual payments of accrued interest on March 31 and September 30 of each year until the Maturity Date, as defined in
Section 4. On the Maturity Date, Maker will pay all principal and accrued interest.

         3.2 All payments hereunder shall be in accordance with the amortization schedule attached hereto as Attachment A.

         3.3 Maker shall have the right to prepay this Note in full or in part without penalty.

         4. Maturity.

         Maker's obligations under the Note shall become fully due and payable on October 15, 2004 (the "Maturity Date"). In the event Maker directly or through its Affiliates (hereafter
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defined) completes a private or public offering of debt or equity securities before the Maturity Date, the proceeds of such offering shall be first applied to repayment of the Note thereby accelerating the Maturity Date, subject only to an Underwriting Limitation, as defined below. The term "Underwriting Limitation" shall mean the following: (i) any reasonable and customary indebtedness repayment limitation imposed on such proceeds by an underwriter pursuant to an underwriting agreement; or (ii) in the event of a private offering with no underwriter, an indebtedness repayment limitation imposed on offering proceeds to which the Noteholder consents; provided however that the consent of the Noteholder shall not be required on the first Two Million Dollars ($2,000,000) cumulative offering proceeds obtained in the aggregate by Maker and its Affiliates after the date of this Note. In the event that the proceeds applied against this Note from any offering of securities is not sufficient to retire the Note, then the proceeds of any subsequent offering shall be first applied to repayment of the Note subject to an Underwriting Limitation. Subject to an Underwriting Limitation, by its terms, any such offering will designate as part of the use of proceeds the repayment of indebtedness represented by this Note, and such repayment shall have priority over other applications of the proceeds. In the event of any offering, the proceeds of such offering to be applied against the Note shall be so applied within ten (10) days of Closing and the funding of the offering. As used herein, Affiliates shall mean any corporation controlling Maker or under the control of Maker or any corporation in which any shareholder of Maker owns twenty percent (20%) or more of the outstanding common stock, including but not limited to Beacon Industries, Inc.

         5. Note Charges.

         If a law which applies to this Note and which sets maximum loan charges is finally interpreted so that the interest or other charges collected or to be collected in connection with this Note exceed the permitted limits, then: (i) any such Note charges shall be reduced by the amount necessary to reduce the charge to the permitted limit; and (ii) any sums already collected from Maker which exceeded permitted limits will be refunded to Maker. The Noteholder may choose to make this refund by reducing the principal it owes under this Note or by making a direct payment to Maker. If a refund reduces principal the reduction will be treated as a partial prepayment.

         6. No Waiver, Expenses.

         6.1 Even if at a time when Maker is in default Noteholder does not require Maker to pay immediately in full as directed below, Noteholder will still have the right to do so if Maker is in default at a later time.

         6.2 If Noteholder has required immediate payment in full as described below, Noteholder will have the right to be reimbursed for all of its costs and expenses to the extent not prohibited by applicable law. Those expenses include, for example, reasonable attorneys' fees.

         6.3 Presentment, demand, protest, notices of protest, dishonor and non-payment of this Note and all notices of every kind except notices of payment changes are hereby waived.

         6.4 No single or partial exercise of any power under this Note shall preclude other or further exercise thereof. The Noteholder shall at all times have the right to proceed against any portion of any security held for this Note in such order and in such manner as the


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Noteholder may deem fit, without waiving any rights with respect to any other security. No delay or omission on the part of the Noteholder in exercising any right under this Note shall operate as a waiver of such right or of any other right under this Note. The release of any party liable on this Note shall not operate to release any other party liable on the Note.

         6.5 Any payment hereunder otherwise due on a day that is not a business day in Phoenix, Arizona shall be due on the immediately preceding business day.

         7. Events of Default.

         7.1 At the option of the Noteholder, the Note shall become immediately due and payable unless otherwise stated, without notice or demand, upon the occurrence at any time of any of the following events of default.

             (a) Failure to pay when due any payment of principal or interest due hereunder within five (5) days of the due date, or failure in the performance or observance of any of the terms and conditions of the Amended and Restated Asset Purchase Agreement, dated August 31, 1999, or the Note Refinancing Agreement and continuance of such failure for thirty (30) days after notice.

             (b) Making an assignment for the benefit of creditors by Maker, or the voluntary appointment (at the request of any such party or with the consent of any such party) of a receiver, custodian, liquidator or trustee in bankruptcy of any such party's property or the filing by any such party of a petition in bankruptcy or other similar proceeding under law for relief of debtors;

             (c) Filing by Maker of a petition in bankruptcy or other similar proceeding under the law for relief of debtors, or the involuntary appointment of a receiver, custodian, liquidator or trustee in bankruptcy of the property of any such party, and such petition or appointment is not vacated or discharged within sixty (60) days after the filing or making thereof.

             (d) Any event of default under any financing arrangement between Maker and any senior lender in connection with the Purchase Agreement or the Note Refinancing Agreement.

         7.2 If this Note is not paid when due, whether at maturity or by acceleration, Maker promises to pay all costs of collection, including, without limitation, reasonable attorneys' fees, and all expenses in connection with the protection or realization of any collateral securing this Note or the enforcement of any guaranty hereof incurred by the Noteholder on account of such collection whether or not suit is filed, such costs and expenses shall include, without limitation, all attorneys' fees and expenses incurred by the Noteholder in connection with the collection of this Note.

         8. Note Refinancing Agreement.

         This Note is the "Term Note" referred to in, and is subject the terms and provisions of, that certain Note Refinancing Agreement dated as of October 21, 1999, and the Security Agreement and Stock Pledge and Proxy Agreement referenced therein.


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         9. Governing Laws; Jurisdiction.

         This Note shall be constructed in accordance with the governed by laws of the State of Arizona. Any dispute arising under this Note shall be brought in a court of competent jurisdiction located within the State of Arizona.

                                   COACH AND CAR EQUIPMENT CORP., a Nevada
                                   corporation, formerly known as Coach and Car
                                   Acquisition Corp.

                                   By /s/ Michael Feinstein
                                      ------------------------------------------
                                   Its Vice President
                                       -----------------------------------------
                                   Dated  October 21, 1999




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                                  ATTACHMENT A

              PAYMENT DATE                       PAYMENT AMOUNT
               4/1/01                             379,421.20
              10/1/01                             379,421.20
               4/1/02                             377,347.86
              10/1/02                             379,421.20
               4/1/03                             377,347.86
              10/1/03                             379,421.20
               4/1/04                             379,421.20
              10/1/04                             379,421.20
             10/15/04                           8,810,230.91

                                                   PURCHASER'S INITIALS ______

                                                   SELLER'S INITIALS    ______



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